Exhibit 3.1

ENGLISH TRANSLATION

CORPORACIÓN INMOBILIARIA VESTA, S.A.B. DE C.V.

BY-LAWS

Chapter I

Name, Purpose, Duration, Domicile, and Nationality

First.  Name.  The name of the Company is “Corporación Inmobiliaria Vesta” which shall be followed by the words “Sociedad Anónima Bursátil de Capital Variable” or its abbreviation “S.A.B. de C.V.”.

SECOND.  Purpose.  The purpose of the Company shall be to:

1.	Promote, incorporate, organize, exploit, acquire and participate in, as well as to dispose of, the capital stock or estate of all kind of commercial or civil companies, joint-venture associations, trusts, associations or enterprises, whether civil or of any other nature, having or not legal standing, both national and foreign, as well to participate in their management, dissolution or liquidation.

2.	Acquire or dispose, and carry out any actions, with respect to any legal rights under any legal title, with respect to shares, interests, partnership interests, equity interest, bonds, obligations, credit instruments, certificates (of any kind), equity interests and any kind of interests, irrespective of their denomination and being subject to the laws of any jurisdiction, of any kind of commercial or civil companies, joint-venture associations, trusts, associations or enterprises, whether civil or any other nature, having or not legal standing, both national and foreign, whether at their incorporation or by subsequent purchase, as well as sell, dispose of and negotiate such shares, interests partnership interests, equity interests or other interests, including any other securities.

3.	Acquire or dispose of and any other actions related to real estate properties of any nature, as well as the lease of all kinds of real estate in any market, or to acquire or dispose of the rights to receive any income from leasing said real estate.

4.	Buy, sell, use, dispose, mortgage, use as collateral in any manner, exchange, lease, sublease, posses, transmit, give or receive possession, and in general, exploit any kind of land, office, buildings, storages or industrial facilities, and any kind of movable and/or real estate properties, and/or any rights or interests related to movable and/or real estate properties, whether said movable or real estate properties are owned both by the Company or by other parties, and independently of their localization.

5.	It may acquire shares representing its own capital stock, or other securities that represent them, whatever they are called, and said securities may be governed by the laws of any jurisdiction, including ordinary participation certificates, related units, American Depositary Receipts or American Depositary Shares, in any stock exchange in which their shares or representative securities are listed for trading, or by any other similar means, and place them later (without any pre-emptive subscription rights being applicable), respecting as far as is pertinent the provisions of Article 56 of the Securities Market Law, as said Article may be modified or replaced.

6.	It may place through a public offer, through any stock exchange, shares representing its capital stock, or other securities that represent them, whatever they are called, and said securities may be governed by the laws of any jurisdiction, including certificates of ordinary shares, related units, American Depositary Receipts or American Depositary Shares, issued by authorization of the General Shareholders' Meeting and pending of subscription and payment, without granting its shareholders preferential subscription rights, as permitted by the Securities Market Law and other applicable provisions, provided that the shares (even if they are underlying) are registered in the National Securities Registry and with any other securities authority or registry of any other jurisdiction other than Mexico.

7.	Obtain, acquire, develop, market, improve, use, issue and receive or dispose of licenses, permits, concessions and any kind of authorizations, of all kinds of patents, trademarks, invention certificates, commercial names, utility models, industrial designs, trade secrets and any other industrial property rights in any country and under any applicable law as well as copyright and related or similar rights, or options thereto.

8.	Obtain and grant all kinds of loans, credit, financing and securities, as well as issue bonds, commercial paper, debentures, ordinary participation certificates, stock certificates, promissory notes and, in general, any negotiable instrument, in series or in bulk, or any instrument representing obligations of the Company, which may be issued at this moment or in the future in the United Mexican States ("Mexico") or abroad, under the law of any jurisdiction, to be placed among the public investors or among certain investors, with or without specific guarantees.

9.	Issue, endorse, guarantee, accept and negotiate all types of negotiable instruments of any nature and governed under the laws of any jurisdiction.

10.	Grant all kinds of security interests, including pledges, mortgages, trusts, or any other guarantees permitted pursuant to applicable law (including foreign law), independently of their denomination and to take all necessary steps for their constitution and formalization.

11.	Grant all kinds of personal guarantee, as guarantor, joint obligor or any other capacity, including indemnifications under the law of any jurisdiction and independently of their denomination, and act as joint obligor or co-obligor, to secure obligations and debts of third parties (including subsidiaries and affiliates).

12.	Execute all kinds of derivative financial transactions, under Mexican or any foreign law, whatever their denomination, the currency in which they are denominated, its settlement or guarantee or the relevant underlying assets.

13.	Lease or grant the lease or loan for use, acquire, posses, exchange, transfer, convey, dispose of or encumber the property or possession of all kinds of movable and real estate properties and other real property or personal rights thereof, which are necessary or convenient for its purpose or for the transactions or purposes of the commercial or civil corporations, associations and institutions, of any nature and whatever their denomination, in which the Company has any interest or participation of any nature.

14.	Issue unsubscribed shares, for their placement among the public in general, (including as underlying securities of other titles that represent them, whatever they are denominated and regulated by the laws of any jurisdiction) in terms of Article 53 (fifty-three) of the Securities Market Law (Ley del Mercado de Valores) or any provision replacing it, pursuant to the procedure established in these By-Laws and the applicable law.

15.	Undertake any action and create any Committee as may be required or permitted by the applicable law, including the Securities Market Law (Ley del Mercado de Valores).

16.	Execute, grant, and implement any contracts, agreement and acts, of any legal nature, under the laws of any jurisdiction and independently of their denomination, that may be necessary or convenient for the execution of its corporate purposes, including associating with national and foreign third parties.

17.	Execute any agreements with any third parties providing services, particularly specialized services, necessary or convenient for developing its activities.

18.	Hire the necessary staff to fulfill the purpose of the Company, to train and delegate one or more people to fulfill mandates, commissions, services, or any other activity required.

19.	The implementation of any activity directly or indirectly related to actions, assets, rights, services and articles described herein, whether it may be either in Mexico or abroad.

20.	Open, operate and close all kind of bank accounts, whether checking and/or investment, and dispose of the funds deposited therein, as well as to open, operate and close any securities account with any securities intermediary, all the above whether in Mexico or abroad.

21.	In general, to carry out all actions, execute all agreements, instruments and documents, including those of commercial and civil nature, permitted by the applicable law, in Mexico or any other jurisdiction.

THIRD.  Duration. The duration of the Company shall be indefinite.

FOURTH.  Domicile.  The domicile of the Company is Mexico City, Federal District; however, the Company may establish offices, agencies and/or branches elsewhere within or outside Mexico, and appoint or submit to conventional domiciles, without the domicile of the Company being changed thereby.

FIFTH.  Nationality. The Company is of Mexican nationality.  Any foreigner who upon incorporation or thereafter acquires shares in the Company shall, before the Ministry of Foreign Affairs, be considered a Mexican with respect to (i) the shares or rights that it acquires from the Company; (b) the goods, rights, concessions, participations or interests of which the Company is the holder; and (iii) the rights and obligations derived from agreements in which the Company is a party, and it shall be understood that it agrees not to invoke the protection of his Government, under the penalty, in the contrary case, of forfeiting the rights or assets it may have acquired in favor of the Mexican nation.

CHAPTER II

CORPORATE CAPITAL AND SHARES

SIXTH. Corporate Capital. The corporate capital shall be variable.  The minimum fixed portion not subject to withdrawal, totally subscribed and paid shall be the sum of $50,000.00 (fifty thousand Pesos 00/100) represented by 5,000 (five thousand) of a sole series of common, registered shares with no par value.

The shares of the capital stock shall be represented by one sole series. The total number of shares in which the capital stock is divided may be freely subscribed, in terms of the Foreign Investment Law, its Regulations and other applicable laws.

Each share shall confer equal rights and obligations to its holders. Each share shall confer to its holders the same economic rights, therefore, all shares shall equally participate, without distinction, in any dividend, redemption, repayment or distribution of any nature in terms of these By-Laws, except for the right of separation provided in Clause Thirteenth hereof. However, to avoid unfounded distinctions in the trading price of the shares, the provisional or the definite share certificates shall not make a distinction between the shares representing the minimum fixed portion and variable portion of the capital stock. Each share shall represent one vote at the General Shareholders' Meeting.

In accordance with Article 54 (fifty-four) of the Securities Market Law (Ley del Mercado de Valores), prior authorization of the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), the Company may issue shares with non-voting rights, as well with limited corporate rights and shares with restricted voting rights, other than, or as provided in Articles 112 (one hundred and twelve) and 113 (one hundred and thirteen) of the General Corporations Law (Ley General de Sociedades Mercantiles).

Shares other than common shares, with non-voting rights or with limited voting or restricted rights shall not exceed twenty five percent (25%) of the capital stock which the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) considers as placed among the public investors, on the date of the public offering. The National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) may grant exceptions to the limit referred to above, provided that the exception be granted in respect of schemes that provide for the issuance of shares that will be mandatorily convertible into common shares within a period not exceeding five (5) years as of the date of the public offering or provided that the exception is granted in respect of shares or investment schemes which limit the voting rights of their holders on the basis of their nationality. Shares with non-voting rights shall not count for purposes of determining the quorum of the General Shareholders’ Meetings, whilst shares with limited or restricted voting rights shall only be computed to legally meet in the General Shareholders’ Meetings in which the holders shall be called in order to exercise their right to vote.

At the time of issuance of the shares with non-voting rights or limited or restricted voting rights, the General Shareholders’ Meeting, which approved their issuance, shall determine the rights corresponding to such shares. Where appropriate, the shares issued pursuant to the preceding paragraph, shall be of a different series to the other shares representing the capital of the Company.

SEVENTH. Treasury Shares, Placement. The Company may issue unsubscribed shares, which shall be maintained in the treasury of the Company for delivery as they are subscribed and paid.

Additionally, the Company may issue unsubscribed shares for their placement among public investment, through a public offering, in accordance with the terms of, and subject to the compliance with the conditions provided for, in Article 53 (fifty-three) of the Securities Market Law (Ley del Mercado de Valores). The preemptive right referred to in Article 132 (one hundred and thirty-two) of the General Corporations Law and Clause Twelfth hereof shall not apply to capital increases under said Article 53 (fifty-three) of the Securities Market law (Ley del Mercado de Valores) or any superseding provisions.

EIGHTH. Acquisition of Own Shares; Change in Control Provision.

(a)   Acquisition of Own Shares. The Company may acquire shares representing its capital stock or negotiable instruments or other instruments representing such shares, whatever they are called, and said titles or instruments may be governed by the laws of any jurisdiction, including ordinary participation certificates, related units, American Depositary Receipts or American Depositary Shares, without the restriction provided for in the first paragraph of Article 134 (one hundred thirty-four) of the General Corporations Law being applicable. The acquisition of own shares may be carried out through any stock exchange in which its shares or securities or representative instruments listed for trading, or by any other similar means at market prices, except in the case of public biddings or auctions authorized by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores). The acquisition of own shares shall be made against the shareholders' equity, in which case the acquired shares may be maintained by the Company without a reduction in capital stock, or, against the capital stock, in which case such shares shall become unsubscribed shares which the Company shall maintain in its treasury, without the need for a prior approval by the Shareholders. The General Shareholders’ Meeting shall specifically agree for each fiscal year, the maximum amount of resources that may be used for the acquisition of shares or negotiable instruments or other instruments representing such shares, with the only limitation that the total resources for this purpose may not exceed the sum of the total balance of the net profits of the Company, including retained profits from previous years. If applicable, the Company shall be current in the payment of the obligations arising from debt instruments registered in the National Securities Registry. The shares, securities or instruments acquired by the Company may be placed later (without any preferential subscription rights being applicable), respecting as far as is necessary the provisions of Article 56 of the Securities Market Law, as said Article may be modified or replaced.

The Board of Directors shall appoint the persons responsible of the acquisition and placement of shares.

As long as the acquired shares belong to the Company, such shares may not be represented or voted in the Shareholders’ Meetings, nor may any kind of corporate or economic rights thereto be exercised.

The purchase and sale of shares under this Clause, the reports on these transactions to be submitted to the Ordinary General Shareholders’ Meeting, the rules of financial information disclosure, as well as the manner and terms under which these transactions shall be reported  to the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), the relevant stock exchange and the public investors, shall be subject to the terms of the Securities Market Law (Ley del Mercado de Valores) and the general regulations issued by the relevant Commission.

(b)   Change in Control Provisions.

Defined Terms.

For purposes of this subsection of Clause Eighth, the following terms shall have the meanings ascribed to them below:

“Shares” means the shares representing the capital stock of the Company, of whatever class or series, or any security, instrument, right (detachable or not, represented or not by any instrument, or resulting of contractual or conventional provisions and not from an instrument) or instrument underlied by such shares, including ordinary participation certificates or the corresponding deposit certificates, regardless of the law which governs them or the market in which they have been placed o were executed or granted, or that grants its holder rights to such shares or is convertible into or exchangeable for such shares, including financial instruments and derivative transactions such as options or warrants, or any similar or equivalent right or instrument, o any total or partial right with respect to, or related with, shares representing the capital of the Company.

“Voting Arrangement” has the meaning provided in this Clause Eighth.

“Affiliate” means any company that Controls, is Controlled by or is under common Control with, any Person.

“Competitor” means any Person involved, directly or indirectly, by any means and through any entity, vehicle or agreement, in a predominant or sporadic manner, in (i) the commercial, industrial, residential or hotel use real estate development business, including, without limitation, directly and indirectly, the sale, purchase, construction, remodeling, or leasing, or any similar modality, of real estate, (ii) the sale and purchase, leasing or similar operations in respect of real estate of any nature and with any purpose, and/or (iii) any activity in which the Company or any of its Subsidiaries is at any time involved, and which represents 5% (five per cent) or more of the consolidated income of the Company and its Subsidiaries, provided that the Board of Directors of the Company may, on a case by case basis, agree to exempt any Person from falling into this definition, by means of resolutions taken in terms of these By-Laws.

“Consortium” means a group of entities, whatever their nature, whatever their name and regardless of its jurisdiction of organization, that are connected through one or more persons that forming or not a Group of Persons, have control over such entities, provided that in the definition of entities, shall be included trusts and similar agreements.

“Control”, “Controlled” or “Controlling” means, through any Person or Group of Persons, whatever their nature, whatever their name (including a Consortium or a Corporate Group) and regardless of its jurisdiction of organization, (i) maintain the ownership of any class of Shares or rights in respect of such shares which allow to, directly or indirectly, exercise the right to vote 50% (fifty per cent) of the voting shares or certificates of the Company, and/or (ii) the ability to determine, directly or indirectly, by any means, the resolutions or decisions, or to veto such resolutions or decisions, in any manner, in the General Shareholders’ Meetings or of holders of equity interests, whatever their denomination, or to appoint or remove the majority of the members of the Board of Directors of the Company, and/or (iii) to direct, manage, determine, influence or veto, directly or indirectly, the policies and/or decisions of the Board of Directors or management, the strategy, the activities, the transactions or the main policies of the Company, whether such ability results from holding an equity participation in the Company or from a contractual arrangement or agreement, in oral or written form, or any other manner, regardless of the fact that such control is apparent or implicit.

“Corporate Group” means a group of entities, whatever its nature, whatever its denomination and regardless of its jurisdiction of organization, organized under a scheme of direct or indirect equity participation, of any type, in which one sole entity, of any nature, Controls the other entities, provided that the definition of entities shall be deemed to include trusts and similar agreements.

“Group of Persons” means the Persons, including Consortiums or Corporate Groups, that are parties to agreements, of any type, in oral or written form, apparent or implicit, pursuant to which they have agreed to adopt decisions in the same direction or to act jointly. It shall be presumed, unless proved otherwise, that the following are Groups of Persons:

(i)  the persons who are related by blood, affinity or law, up to the sixth degree, spouses and concubines;

(ii)  legal entities, whatever their nature, whatever their denomination and regardless of their jurisdiction of organization, that belong to the same Consortium or Corporate Group and the Person or Group of Persons that have Control over such legal entities, provided that in the definition of entities shall be included trusts and similar agreements, regardless of the law which governs them.

“Significant Influence” means the ownership of rights which allow, directly or indirectly, by any means, including through a Consortium, Group of Persons or Corporate Group, for the exercise of voting rights in respect of at least 20% (twenty per cent) of the capital stock of a legal entity, provided that the definition of entities shall be deemed to include trusts and similar agreements.

“20% Participation” means the ownership or title to at least 20% (twenty per cent) or more of the voting Shares or equivalent, directly or indirectly, through a legal entity, trust, or similar figure, vehicle, entity, company, Consortium, Group of Persons or Corporate Group, or other form of economic or commercial association, of any nature, whatever its denomination, legally existing or not, and regardless of its jurisdiction of organization.

“Person” means any person, an individual or legal entity, company, corporation, investment vehicle, trust or similar figure, vehicle, enterprise, or any other form of economic or commercial organization or any of its Subsidiaries or Affiliates, whatever their name, whatever their denomination, legally existing or not, and regardless of their jurisdiction of organization, or any Consortium, Group of Persons or Corporate Group acting or attempting to act jointly, in concert or coordination for purposes of this Clause.

“Related Parties” means with respect to the Company, the Persons that fall into any of the following categories:

(i)	the persons that Control or have Significant Influence or 20% Participation in any legal entity that is part of a Corporate Group or Consortium to which the Company belongs, as well as the Directors, managers, or key directors or officers of the Consortium or Corporate Group;

(ii)	the Persons who have the decision making power in respect of any legal entity that belongs to the Consortium or Corporate Group to which the Company belongs to;

(iii)	the spouse or concubine and blood or civil relatives up to the sixth degree, of the individuals referred to in paragraphs (i) and (ii) above, as well as the partners and co-owners of the persons mentioned in such paragraphs or those with whom they maintain business relationships;

(iv)	the legal entities that belong to the same Corporate Group or Consortium as the Company;

(v)	the legal entities Controlled by any of the persons referred to in paragraphs (i) through (iii), or in which such persons have Significant Influence.

“Subsidiary” means any corporation in which a Person is the owner of the majority of the shares of its capital stock or in which a Person has the right to appoint the majority of the members of its board of directors or management.

Board of Director’s Authorization for the Acquisition of Securities.

In order to be valid, any acquisition of Shares, of any kind, and whatever its form or denomination, that is intended to be performed by any mean or title, whether it be through a single transaction or a succession of transactions, without any time limit between one and another, including for these effects, mergers, consolidations or other similar transactions, directly or indirectly, by one or more Persons, Related Parties, Group of Persons, Corporate Group or Consortiums, shall require the prior written authorization of the Board of Directors, each time that the number of Shares that is intended to be acquired, together with the Shares already held by the intended acquirer, results in a number equal or greater than any percentage of capital stock of 9.5 (nine point five) or any multiple of 9.5 (nine point five).

In order to be valid, any acquisition of Shares, of any kind, and whatever its form or denomination, that is intended to be performed by any mean or title, whether it be through a single transaction or a succession of transactions, without any time limit between one and another, including for these effects, mergers, consolidations or other similar transactions, directly or indirectly, without regard to the percentage of issued capital stock that such acquisition or intended acquisition represents, by any Competitor, exceeding 9.5% (nine point five percent) of the capital stock of the Company, shall require the written authorization of the Board of Directors in accordance with the provisions of this Clause Eighth.

The prior approval by the Board of Directors shall be required regardless of whether or not the acquisition of the Shares is intended to be performed through a stock exchange, directly or indirectly, in one or more transactions of whatever legal nature, simultaneously, successively, without any time limit between them, in Mexico or abroad.

The prior approval by the Board of Directors shall also be required, for the execution of any agreements, in oral or written form, regardless of their name, as a result of which voting mechanisms or arrangements or agreements for associated voting or joint voting, in connection with a potential change in the Control in the Company, a 20% Participation or Significant Influence, are created or adopted (each a “Voting Arrangement” and, collectively, the “Voting Arrangements”) .

For these purposes, any Person who severally or jointly with any another Related Person(s), or the Group of Persons, the Corporate Group,  or Consortium seeks to carry out an acquisition (including mergers, consolidations or similar transactions) or enter into Voting Arrangements, shall comply with the following:

1.	The interested parties shall submit a written request for authorization to the Board of Directors. Such request shall be addressed and indubitably delivered to the Chairman of the Board of Directors at the domicile of the Company, and a copy delivered to the Secretary. The request shall contain the following:

(i)	the number and class or series of the Shares which the respective Person and/or any Related Party, Group of Persons, Corporate Group or Consortium (i) owns or co-owns, whether directly or through any Person or Related Party, and/or (ii) in respect of which, they share or enjoy any right, whether it be pursuant to an agreement or otherwise, including any Voting Arrangement;

(ii)	the number and class or series of the Shares that are intended to be purchased, whether directly or indirectly, by any means or pursuant any Voting Arrangement;

(iii)	the number and class or series of the Shares pursuant to which any right is intended to be shared, whether it is pursuant to a Voting Arrangement, an agreement or otherwise;

(iv)	(A) the percentage of the total Shares of the Company that the Shares referred to in paragraph (i) above represent, (B) the percentage that the Shares referred to in paragraph (i) represent of the total number of Shares of the same class or series, (C) the percentage that the Shares referred to in paragraphs (i), (ii) and (iii) above, represent of the total number of Shares issued by the Company, and (D) the percentage that the Shares referred to in paragraphs (i), (ii) and (iii) above represent of the total number of Shares of same class or series of Shares;

(v)	the identity and nationality of the Person or Persons, Group of Persons, Corporate Group or Consortium that intends to purchase the Shares or intends to enter into a Voting Arrangement, provided, however, that if any of them is a legal entity, investment company, trust or its equivalent, or any other vehicle, entity, company or form of economic or commercial association, of any nature, legally existing or not, and incorporated under the laws of any jurisdiction, the identity and nationality of the partners or shareholders, settlors and trustees or its equivalent, beneficiaries, members of the technical committee or its equivalent, successors, managers or its equivalent, members or associates, shall be specified, as well as the identity and nationality of the Person or Persons that Control, directly or indirectly, the legal entity, investment company, trust or its equivalent, vehicle, entity, company or form of economic or commercial association, of any nature, legally existing or not, and incorporated under the laws of any jurisdiction, up to the Person or individual who Controls or has any right, interest or final participation, of any nature, over the legal entity, trust or its equivalent, vehicle, entity, company or any form of economic or commercial association, of any nature, legally existing or not, and incorporated under the laws of any jurisdiction, are identified;

(vi)	the reasons and objectives sought through the purchase of the Shares subject of the requested authorization or the execution of the relevant Voting Arrangement, specifically mentioning if it intends to purchase, directly or indirectly, (A) any additional Shares to the ones referred to in the authorization request, (B) a 20% Participation, (C) the Control of the Company or (D) an acquisition of Significant Influence in the Company;

(vii)	if it is, directly or indirectly, a Competitor of the Company or of any Subsidiary or Affiliate of the Company and if it has the legal capacity to purchase the Shares or execute the relevant Voting Arrangement, in accordance with the provisions of these By–Laws and the applicable law; where appropriate, if it is in process of obtaining any consent or authorization, from whom and its terms, and if the Person or Persons that intend to purchase the relevant Shares have Related Parties that may be considered a Competitor of the Company or of any Subsidiary or Affiliate of the Company, or if it has any economic or business relationship with a Competitor or any interest or participation whether in the form of an equity participation in or in the management or operation of a Competitor, directly o by means of any Person or Related Party;

(viii)	the source of the funds to be used to pay the price for the acquisition of the Shares intended to be acquired; in the event that the source of the funds is a loan or other financing, the intended acquirer shall specify the identity and nationality of the Person to provide such funding, the financial statements or other proof of solvency of the Person providing such funding, and shall deliver, as an attachment to the authorization request, the documentation signed by such Person, reflecting such Person’s commitment, not subject to condition, and evidencing and explaining the terms and conditions of such financing signed by such Person, including any guarantee to be granted. The Board of Directors may request that the intended acquirer (A) post a guarantee, (B) create a guaranty trust, (C) provide an irrevocable letter of credit, (D) make a deposit, or (E) provide any other guaranty, to secure up to 100% (one hundred percent) of the price of the Shares that are intended to be purchased or subject to the relevant Voting Arrangement, designating the Company as the beneficiary, and to secure the compensation for any damages that the Company may suffer as a consequence of the falsity of the information provided or as a consequence of the request or for any act or omission of the intended acquirer, directly or indirectly;

(ix)	if it has received funding in the form of a loan or in any other form, from a Related Party or Competitor or has provided funding to a Related Party or Competitor, to obtain the funds to pay the Shares intended to be acquired or to execute the relevant transaction or agreement;

(x)	the identity and nationality of the financial institution to act as intermediary, in the event that the relevant acquisition is carried out through a public offering;

(xi)	if applicable, a copy of the updated information memorandum or similar document that is intended to be used in connection with the purchase of the Shares or in connection with the relevant transaction or agreement, and a statement that the acquisition has been approved by or filed for approval before, the competent authorities (including the Securities and Banking Commission); and

(xii)	an address in Mexico City, Mexico, to receive notices relating to its request.

The Board of Directors may determine, in the event that certain information is impossible to produce at the time of submitting the request, that such information be omitted from the request and the Board of Directors may waive the requirement to comply with any of the above-mentioned requirements.

2.	Within the next 8 (eight) days following the date in which the request for authorization referred to in paragraph 1 above is received, the Chairman or Secretary of the Board of Directors, shall call for a meeting of the Board of Directors to discuss and decide on the request for authorization. The call for the meeting of the Board of Directors shall be made in writing and sent by the Chairman or the Secretary to each of the proprietary and alternate members of the Board Members with the anticipation provided for in these By–Laws, by certified mail, courier, fax or e-mail, to the addresses designated by the members of the Board of Directors in writing for purposes of this Clause. The call shall specify the date, time and place of the meeting and the relevant Agenda.

3.	The Board of Directors shall resolve any request for authorization made in terms of this Clause hereof within the 90 (ninety) days following the date in which the request was filed, provided, and counted as of the date, that the request contains all the information that is required pursuant to this Clause. If the Board of Directors does not resolve on the authorization within the 90 (ninety) day period referred to above, the authorization request shall be deemed as denied.

The Board of Directors may request that the intended acquirer or the interested party in executing a Voting Arrangement, provide any additional documentation, and the statements it deems necessary, as well as that it holds any meetings that the Board of Directors deems convenient to resolve on the authorization for the acquisition; provided, however, that the terms set forth in this provision shall not start running, and the request will not be deemed to be complete, until the intended acquirer has provided all additional information and has made all clarifications that the Board of Directors requests.

4.	To consider a meeting called to resolve any matter relating to the authorization of an acquisition or agreement in terms of this Clause, to be validly convened in first or subsequent calls, the assistance of at least 75% (seventy five percent) of the members, owners or substitutes, of the Board of Directors, shall be required, provided, however, that the absence of the President of the Board of Directors will not be considered as an impediment to celebrate the meeting. The resolutions shall be valid when taken by 75% (seventy five percent) of the members of the Board of Directors. The meeting of the Board of Directors shall be called for and the resolutions adopted therein shall relate solely to the request for authorization referred to in this Clause (or parties to such request for authorization).

5.	In the event that the Board of Directors authorizes the intended acquisition of Shares or the execution of the proposed Voting Arrangement and such acquisition results in (i) the acquisition of a 20% Participation or greater, (ii) a change in Control, or (iii) the acquisition of Significant Influence, notwithstanding that such authorization may have been granted, the intended acquirer or the interested party in executing the relevant transaction or Voting Arrangement, shall have to make a public offering to acquire 100% (one hundred percent) of the Shares of the Company minus one Share, for a price, in cash, that is the higher of the following:

(i)	the book value per Share, according to the last quarterly financial statements approved by the Board of Directors or filed before the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores); or

(ii)	the highest closing price per Share traded in the stock exchange over the 365 (three hundred sixty five) days prior to the date of the filing of the request or the Board of Directors authorization; or

(iii)	the highest purchase price per Share paid at any time, by the Person that, severally or jointly, directly or indirectly, has the intention of acquiring the Shares, or intends to execute the agreement authorized by the Board of Directors, plus in each case, a premium equal to 20% (twenty percent) of the price per Share payable in connection with the acquisition, provided however, that the Board of Directors may increase or decrease the amount of any such premium, taking into account the opinion of a reputable investment bank.

The public offering referred to in this Clause shall be completed within 90 (ninety) days from the date in which the acquisition of Shares or the Voting Arrangement, is authorized by the Board of Directors, pursuant to the procedure set forth in this Clause.

The price paid for each Share shall be the same, regardless of the class or series of such Share.

In the event that on or before the relevant acquisition is complete or the relevant Voting Arrangement is executed, the Board of Directors receives another written request for authorization to purchase the relevant Shares (including a merger, consolidation or similar transaction) in terms more favorable for the shareholders of the Company, then the Board of Directors shall be entitled to consider and, if appropriate, authorize such second request, suspending the previously submitted request, and it shall submit both bids to the consideration of the Board of Directors, in order for the Board of Directors to approve whichever bid it deems more convenient, provided that any approval shall take place without prejudice of the obligation to make a public offering in terms of this Clause Eighth and the applicable law.

6.	Acquisitions of Shares, that would not result in (A) the acquisition of a 20% Participation or greater, (B) a change in Control, or (C) the acquisition of Significant Influence, may be recoded in the Shareholders Registry Book of the Company once they have been duly authorized by the Board of Directors and concluded. Acquisitions or Voting Arrangements resulting in (A) the acquisition of a 20% Participation or greater, or (B) a change in Control, or (C) the acquisition of Significant Influence shall not be recorded in the Shares Registry Book of the Company until the public offer referred to in this Clause has been completed. Thus, the corporate rights under the acquired Shares, shall not be capable of being exercised until the relevant public offer has been completed.

7. The Board of Directors may deny its approval of the requested acquisition of Shares or the execution of the proposed Voting Arrangement, in which case it shall inform the proposed acquirer in writing the grounds and reasons for such denial, and it may likewise inform the acquirer of the terms and conditions pursuant to which it would be in a position to authorized the proposed acquisition of Shares or Voting Arrangement. The proposed acquirer will have the right to request and hold a meeting with the Board of Directors or an ad-hoc committee appointed by the Board of Directors, to explain, expand or clarify the terms of the request, as well as to present its position in a written document for the Board of Directors.

General Provisions.

For purposes of this Clause Eighth, it shall be deemed that a Person is the owner of all Shares owned by such Person, as well as of all of the Shares (i) owned by any Related Party, or (ii) that any legal entity, trust or its equivalent, vehicle, entity, company or economic or commercial association, of any nature and incorporated under the laws of any jurisdiction, holds where that legal entity, trust or its equivalent, vehicle, entity, company or economic or commercial association, legally existing or not, is Controlled by the mentioned Person. Furthermore, when one or more Persons are seeking to purchase Shares jointly, in a coordinated or concerted manner, through a single transaction or successive transactions, regardless of their legal form, it shall be deemed, for the purposes of this Clause, as if it is a single Person who owns all such Shares. The Board of Directors, taking into account the definitions provided for in this Clause Eighth, shall determine if one or more Persons that intend to acquire Shares, or enter into Voting Arrangements, are to be deemed as a single Person for purposes of this Clause. In making such determination, the Board of Directors may consider any legal or de facto information available to the Board of Directors.

In order to evaluate any request for authorization submitted to the Board of Directors, the Board of Directors shall take into consideration any information that they deem appropriate, taking into consideration the best interests of the Company and its shareholders, including considerations as to the financial, market, business, moral and economic solvency of the intended acquirer, the source of the funds to be used in the acquisition, potential conflicts of interest, protection of minority shareholders, the expected benefits for the future development of the Company, the impact in the Company’s plans and budgets, the quality, accuracy and veracity of the information submitted to it in terms of this Clause, the viability of the offer, the price offered, the conditions of the bid, the identity and credibility of the bidders (as far as may be determined and without any liability to the Board Members or the Shareholders), the reasons for the execution and the temporality of the Voting Arrangement, the sources of funding, if any and time for completion, and any others that they deemed appropriate.

Any acquisition of Shares or Voting Arrangement restricted by this Clause, entered into without the prior written authorization of the Board of Directors shall grant no rights to the holders of the Shares acquired or subject to any such Voting Arrangement and such holders shall not be able to vote any such Shares at any Shareholders’ Meeting of the Company, nor exercise any economic rights thereunder, which shall be the acquirer or group of acquirers’ sole responsibility. The Shares acquired pursuant to any such acquisitions or Voting Arrangements shall not be recorded in the Shareholders Registry Book of the Company, and any entries previously made shall be canceled and the Company shall not recognize or give any value to the registration or listings referred to in Article 290 (two hundred and ninety) of the Securities Exchange Act (Ley del Mercado de Valores), therefore the ownership of the Shares shall not be capable of being proved and the right to attend any Shareholders’ Meeting shall not be capable of being credited nor shall the holders of such Shares be able to exercise any action, including those of a procedural nature.

The authorizations granted by the Board of Directors pursuant to this Clause, shall cease to be effective if the information and documentation on which such authorization was based is false or ceases to be true and/or legal.

In the event that any transaction is entered in violation of this Clause the Board of Directors may agree, among others, on the following measures: (i) the reversal of the transaction, with mutual restitution between the parties, when possible, or (ii) that the relevant Shares are transferred to an interested third party approved by the Board of Directors at the minimum reference price that is determined by the Board of Directors.

The provisions in this Clause shall not be applicable to (i) the acquisitions or transfers of Shares that are made by succession, whether inheritance or legacy, or (ii) the acquisition or transfer of Shares, or any transaction or agreement (1) by the Person or Persons that have, overall, the Control of the Company or Significant Influence immediately preceding the date in which this Clause becomes effective (that is, before the date of the initial public offering of the Shares of the Company), (2) by any legal entity, trust or similar figure, vehicle, entity, company or any other form of economic or commercial association, legally existing or not, that is under the Control of the Person or Persons referred to subsection (1) above, (3) by the estate of the Person or Persons referred to in subsection (1) above, (4) by the ascendants or descendants in a direct line within the third degree of the Person or Persons referred to in subsection (1) above, (5) by the Person referred to in subsection (1) above when purchasing the Shares from any company, trust or its equivalent, vehicle, entity, company, any form of economic or commercial association, legally existing or not, of any nature and incorporated under the laws of any jurisdiction, ascendants or descendants referred to in subsections (3) and (4) above, (6) by the Company or its Subsidiaries, o by trusts created by the Company or its Subsidiaries or by any other Person Controlled by the Company or by its Subsidiaries, or (iii) the transfer at any time in the future, by the shareholders of the Company at the time of the initial public offering of the Shares of the Company in Mexico, or abroad of Shares into a voting trust or similar entity of the.

The provisions contained in this Clause shall be applicable in addition to the provisions of the statutes or laws and the general regulations related to securities acquisitions that are effective in the market in which the Shares are issued or rights arising thereof; in case that any provision in this Clause contravenes, in whole or in part, any provision in such laws, the provisions of the relevant statute and the general regulations related to securities acquisitions shall prevail.

This Clause shall be filed for registration in the Public Registry of Commerce of the domicile of the Company and shall be expressly included in the share certificates representing the capital stock of the Company, in order to become effective before any third party.

This Clause may only be modified or deleted from the By-Laws, by the favorable vote of at least 85% (eighty five percent) of the Shares outstanding at the time of the vote, and provided that no shareholders representing at least 5% (five percent) of the outstanding Shares of the Company at the time of the vote, vote against any such modification or deletion.

NINTH. Shareholders Registry. The Company shall keep a Shareholders’ Registry Book, in accordance with Articles 128 (one hundred twenty-eight) and 129 (one hundred twenty-nine) of the General Corporations Law and in terms of Article 290 (two hundred and ninety) of the Securities Market Law (Ley del Mercado de Valores). The Shareholders’ Registry Book shall be kept by the Secretary of the Board of Directors of the Company, unless the shareholders or the Board of Directors appoint a different person to perform such registration. The Company may, under the relevant legal terms, entrust to securities deposit institutions, the registration of shares and the registration of the respective entries in the Shareholders’ Registry Book.

The Company shall consider as the legitimate holder of shares representing the capital stock of the Company those who are registered in the Shareholders’ Registry Book.

In the event that the shares representing the capital stock of the Company are placed in stock exchanges, it shall be sufficient the registration in such Book, to indicate such situation and the securities deposit institutions in which such certificate or certificates representing such shares are being held, and, if so, the Company shall recognize as shareholders, those who evidence such capacity with the certificate issued by the relevant securities deposit institutions, supplemented by a list of the relevant shareholders prepared by those who appear as depositaries in such registry, in the terms of Article 290 (two hundred and ninety) of the Securities Market Law (Ley del Mercado de Valores).

The Shareholders Registry Book shall be closed as of the date in which the certificates are issued in accordance with Article 290 (two hundred and ninety) of the Securities Market Law (Ley del Mercado de Valores), until the next business day after the respective Meeting was held. During such periods no registration shall be made in the Book.

TENTH. Acquisition of Shares by Related Parties. The shares representing the capital stock of the Company, or negotiable instruments representing thereof, may not be directly or indirectly acquired by any legal entities in respect of which the Company has the power to (i) directly or indirectly impose decisions at the General Shareholders’ Meetings thereof, or designate and remove most of the Directors, administrators or equivalent officers thereof, (ii) hold rights enabling it to directly or indirectly cast votes in respect of more than 50% (fifty percent) of the capital stock thereof, or (iii) directly or indirectly direct the management, strategy or main policies thereof, either by holding securities, by means of an agreement or contract or through any other means, except (a) for acquisitions to be made by investment vehicles or (b) of the companies in which the Company participates as majority shareholder acquire shares of the Company, in order to comply with options or share purchase plans created or that can be designed or subscribed in favor of the employees or officers of such companies or of the Company itself, provided that the number of purchased shares for such purpose does not exceed 25% (twenty percent) of the total outstanding shares of the Company.

In accordance with Article 366 (three hundred sixty-six) of the Securities Market Law (Ley del Mercado de Valores), persons related to the Company and the trustee of the trusts created in order to establish employee share purchase option plans and pension funds, retirement funds, seniority premiums and any other funds with similar purposes, created, directly or indirectly, by the Company may only sell or purchase the shares or negotiable instruments representing the capital stock of the Company, through a public bid or auctions authorized by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), except as provided in Article 367 (three hundred sixty-seven) of the Securities Market Law (Ley del Mercado de Valores) and other applicable provisions.

ELEVENTH. Capital Increase. Except for(i) capital increases approved by the General Shareholders Meeting through the issuance of unsubscribed shares that may be represented by securities or instruments, whatever they are called, said securities being able to be governed by the laws of any jurisdiction, including ordinary participation certificates, related units, American Depositary Receipts or American Depositary Shares, for their placement among the public investors, through public offering, on any stock exchange pursuant to Article 53 (fifty three) of the Securities Market Law (Ley del Mercado de Valores) and Clause Seventh hereof, and other applicable provisions, provided that the shares (even if they are underlying) are registered in the National Securities Registry, (ii) capital increases resulting from the placement of own shares referred to in the first part of Clause Eighth above, (iii) the conversion of convertible certificates for shares and the shares issued for such purposes, and (iv) the shares issued as a result of mergers, regardless of the Company’s nature with respect to them, capital increases shall be agreed upon resolution of the General Ordinary or Extraordinary Shareholders’ Meeting, as applicable, pursuant to the provisions of the General Corporations Law and the rules provided in this Clause, without the Company being obliged to grant its shareholders preferential subscription rights.

Increases in the minimum fixed portion of the capital stock shall be agreed upon resolution of the Extraordinary General Shareholders’ Meeting pursuant to these By-Laws, with the corresponding amendment to these By-Laws.

Increases in the variable portion capital stock shall be agreed upon resolution of the General Ordinary Shareholders’ Meeting pursuant to these By-Laws, provided that the corresponding minute shall be formalized before a notary public, without the need to register the corresponding public deed in the Public Registry of Commerce of the domicile of the Company.

When resolving on capital increases, the Shareholders' Meeting which approves such increase, or any subsequent Shareholders’ Meeting, shall determine the terms and conditions that will be applicable to such increase, and may delegate such power to decide on the Board of Directors.

The shares issued following the resolution of the Meeting which approved their issuance, shall be delivered upon their subscription, and may be offered for subscription and payment by the Board of Directors or by the delegate or the special delegates, as authorized by the relevant Shareholders’ Meeting, subject at all times, except for the cases described above, to the preemptive rights set forth in Clause Twelfth below.

The capital stock may be increased by capitalization of the shareholders’ equity and capital contributions and premiums in accordance with the provisions of Article 116 (one hundred sixteen) of the General Corporations Law, for payment in cash or in kind, by capitalization of liabilities or any other means permitted by the applicable law. In capital increases by the capitalization of equity accounts, all shares shall have the right to their respective proportion of the increase, without having to issue new shares representing such increase.

Except for the capital increases resulting from the placement of own shares acquired by the Company in the terms of the first part of Clause Eighth hereof, every increase of the capital stock shall be registered in the Capital Variations Book that for such purpose the Company shall maintain pursuant to the provisions of Article 219 (two hundred and nineteen) of the General Corporations Law, through the Secretary of the Board of Directors.

TWELFTH. Preemptive Right. In the event of capital increases, the shareholders shall have the preemptive right to subscribe the newly issued shares in proportion to the number of shares they hold at the time of the resolution approving the relevant capital increase. This right shall be exercised within the term that for such purpose is provided for by the Shareholders' Meeting that approved the capital increase, which in no case shall be less than 15 (fifteen) calendar days as of the date of publication of a notice for such purposes in a newspaper of general circulation in the domicile of the Company.

The shareholders will not have the preferential right mentioned in this Clause in relation to the shares, or securities or instruments that represent them, that are issued (i) due to the merger or a similar combination of the Company (regardless of the character that the Company has in them), (ii) for the conversion of convertible bonds into Company shares or as a consequence of such conversion, (iii) for the placement of treasury shares acquired under the terms of the first part of Clause Eight of these Bylaws, and (iv) for its placement among the investing public through a public offering, through any stock exchange, in accordance with Article 53 (fifty-three) of the Securities Market Law, the Seventh Clause of these Bylaws and other applicable provisions, provided that the shares (even if they are underlying) are registered in the National Securities Registry, including medium placements Public offering of ordinary participation certificates, related units, American Depositary Receipts or American Depositary Shares.

In case that after the period during which the shareholders may exercise their preemptive right, any shares remain unsubscribed, such shares may be offered for subscription and payment, in the conditions and terms determined by the Shareholders’ Meeting which approved the capital increase, or if so resolved by the Meeting, in the terms established by the Board or Directors or the delegates appointed by the Shareholders’ Meeting.

In case that the shares are not subscribed and paid, they may remain in the treasury of the Company or may be canceled, in both cases prior reduction of the capital stock as agreed by the Meeting, in accordance with the applicable legislation.

THIRTEENTH. Capital Reduction. Except for capital reductions resulting from the right of separation provided for by the applicable law, and those resulting from the acquisition of own shares referred to in Clause Eighth (a) above, the capital stock may only be reduced upon resolution of the General Ordinary or Extraordinary Shareholders’ Meeting, as applicable, as provided in this Clause.

Reductions in the minimum fixed portion of the capital stock shall be agreed upon by resolution of the Extraordinary General Shareholders’ Meeting pursuant to these By-Laws. In such case, these By-Laws shall be amended, in any case, pursuant to the provisions of Article 9 (nine) of the General Corporations Law, except for capital reductions resulting from the acquisition of own shares referred to in Clause Eighth (a) above.

Reductions in the variable portion of the capital stock shall be agreed upon by resolution of the General Ordinary Shareholders’ Meeting pursuant to these By-Laws, provided that the corresponding minute shall be formalized before a notary public, without the need to register the corresponding public deed in the Public Registry of Commerce, in the understanding, that, when the shareholders exercise their right of separation or in case of capital reductions resulting from the acquisition of own shares referred to in Clause Eighth (a) above, no Shareholders’ Meeting resolution shall be necessary.

Capital reductions may be made in order to absorb losses, in the event of exercising the right of separation, as a result of the acquisition of own shares in the terms established in Clause Eighth (a) hereof or otherwise permitted under applicable law.

Capital reductions in order to absorb losses shall be made proportionately among all the shares representing the capital stock, without need to cancel the shares, provided that they have no par value.

Pursuant to Article 50 (fifty) of the Securities Market Law (Ley del Mercado de Valores), the holders of shares or negotiable instruments representing the variable portion of the capital stock of the Company shall not have the right of separation referred to in Article 220 (two hundred and twenty) of the General Corporations Law.

Except for capital reductions resulting from the acquisition of shares of the Company made in the terms of Clause Eighth (a) hereof, every reduction of the capital stock shall be registered in the Capital Variations Book that for such purpose the Company shall maintain pursuant to the provisions of Article 219 (two hundred and nineteen) of the General Corporations Law, through the Secretary of the Board of Directors.

FOURTEENTH. Redemption of the Shares. The General Extraordinary Shareholders’ Meeting may agree upon the redemption of the shares with distributable profits, in compliance of the provisions of Article 136 (one hundred thirty-six) of the General Corporations Law or by any other fair means to the shareholders.

In case of shares listed on a stock exchange, the redemption shall be made through the acquisition of its own shares in the relevant stock exchange, pursuant to the system, prices, terms and other conditions agreed for this purpose by the Shareholders’ Meeting, which may delegate to the Board of Directors or to the special delegates the power to determine the system, prices, terms and other conditions for such purposes.

The repaid shares and the certificates or titles representing them shall be canceled.

FIFTEENTH. Cancellation of Registration. In case of a cancellation of the registration of the shares of the capital of the Company or the certificates representing such shares from the National Securities Registry, whether upon request of the Company, following the resolution of the General Extraordinary Shareholders’ Meeting adopted by the affirmative vote of the holders of shares or certificates representing such shares, whether voting shares, limited voting shares or non-voting shares, that represent 95% (ninety five percent) of the capital stock of the Company, or in accordance with an order issued by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), the Company shall make, prior to such cancellation, a public offer to purchase, within a 180 (one hundred and eighty) day period from the request of the Company or the order of the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), as applicable, in accordance with the provisions of Article 108 (one hundred and eight) of the Securities Market Law (Ley del Mercado de Valores) and Articles 96, 97, 98 (Paragraphs I and II),101 (first paragraph), and other applicable provisions of the Securities Market Law (Ley del Mercado de Valores).

The shareholders that are part of the control group (as defined in the Securities Market Law (Ley del Mercado de Valores)) shall have subsidiary liability to that of the Company, for the compliance with the provisions of this Clause regarding a cancellation order of the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

In order to meet the requirements set forth in Article 108 (one hundred eight) of the Securities Market Law (Ley del Mercado de Valores) and in accordance with the provisions of  Article 101 (one hundred and one) of the Securities Market Law (Ley del Mercado de Valores), the Board of Directors of the Company shall prepare and disclose to public investors, within a 10 (ten) business day period following the launch of the public offer to acquire the shares of the Company, after hearing the Corporate Governance Committee, an opinion on the purchase price of the public offering and the conflicts of interest that each of the members of the Board of Directors may have in respect of the offering, if any. Such opinion may be accompanied with another opinion of an independent expert. The members of the Board of Directors and the Chief Executive Officer of the Company shall further disclose to the public investors, in addition to the aforementioned opinion, their decision as to participate in the offer in respect of the shares or securities underlied by shares owned by them.

SIXTEENTH. Certificates representing the Shares. The provisional or the definite share certificates representing the shares of the Company shall be registered and may represent one or more shares, they shall include the provisions of Article 125 of the General Corporations Law, its series, and the agreement referred to in Clause Fifth hereof and corresponding reference to Clause Eight, they shall bear the signature of 2 (two) proprietary members of the Board of Directors. The provisional or the definite share certificates shall not make a distinction between the shares representing the minimum fixed portion and the variable portion of the capital stock.

Concerning either share certificates deposited at a securities deposit institution or securities deposit institutions that receive directly from the Company securities arising from the exercise of economic rights on behalf of the depositors thereof, the Company may, with the prior approval of the securities deposit institution, deliver to it multiple share certificates or one single share certificate covering the shares subject matter of the issuance and the deposit, in which case the institution shall make the necessary entries to determine the rights of the respective depositors. In such case, the share certificates representing the same shall be issued with the requirement that the same are deposited at the respective securities deposit institution, without being necessary to mention the name, address or nationality of the holder in the document.

The Company may issue certificates without coupons attached thereto. In such case, the certificates issued by the relevant securities deposit institution shall serve as such coupons for all legal purposes, in terms of the Securities Market Law (Ley del Mercado de Valores).

CHAPTER III

SHAREHOLDERS’ MEETING

SEVENTEENTH.  The Shareholders’ Meeting. The Shareholders’ Meeting is the Company’s governing body. Shareholders’ Meetings shall be General or Special, and the General Meetings may be Ordinary or Extraordinary. Extraordinary Meetings shall be those called to deliberate on any of the matters set forth on article 182 (one hundred and eighty two) of the General Corporations Law, and those held to discuss any of the issues mentioned in subsection (b) of Clause Twenty-Second hereof or in the second part of Clause Eighth subsection (b). Ordinary Meetings shall be those called to deliberate on any of the matters set forth in Article 181 (one hundred and eighty one) of the General Corporations Law and to discuss any other issue not reserved for Extraordinary Meetings, including those mentioned on subsection (a) of Clause Twenty-Second hereof.

Special Meetings shall be those held to discuss issues that may affect the rights of one series of shares. Attendance quorum, voting, and formalization of minutes of Special Meetings shall be subject to the provisions applicable to General Extraordinary Meetings.

EIGHTEENTH.  Calls. Calls for Shareholders’ Meetings shall be made by the Board of Directors, the Secretary or Chairman of the Board of Directors, the Audit Committee or the Corporate Governance Committee.  The holders of shares with voting rights, even those with limited or restricted voting rights, who individually or jointly hold 10% (ten percent) of the Company’s capital stock may request the Chairman of the Board of Directors or the Chairmen of the Audit and Corporate Governance Committees to call a General Shareholders’ Meeting, and the percentage required by Article 184 (one hundred and eighty four) of the General Corporations Law shall not be applicable to such effect.

Any holder of 1 (one) ordinary share shall have the same rights in any of the cases set forth in Article 185 (one hundred and eighty-five) of the General Corporations Law, in connection with the Board of Directors or the Audit or Corporate Governance Committees. If no call is made within the 15 (fifteen) days following the date in which the request was made, a Civil or District Judge of the domicile of the Company may call the Meeting at the request of any interested shareholder, who shall evidence his share ownership.

Except as otherwise established in these by-laws, calls for Ordinary, Extraordinary or Special Shareholders’ Meetings shall be published in the official gazette of the Company’s corporate domicile or in one of the newspapers of general circulation in the Company’s corporate domicile, at least 15 (fifteen) days prior to the intended date of the Meeting. Calls shall contain the Meeting’s Agenda and be signed by the person or persons making any such call. The calls will contain the Agenda and must be signed by the person or persons who make them, and must be published in the Electronic System of Publications of Mercantile Companies (“PSM”), of the Ministry of Economy, in the terms of article one hundred eighty-six of the General Corporation Law, with at least eight (8) calendar days in advance of the date of the corresponding meeting.

As of the moment in which the call for the Shareholders’ Meeting is published, the information and documentation existing or produced in connection with each of the items of the Agenda, including forms referenced in Article 49 (forty-nine) Section III of the Securities Market Law (Ley del Mercado de Valores), shall be made available to the Shareholders, immediately and cost free at the Company’s offices.

In accordance with the second paragraph of Article 178 (one hundred and seventy eight) of the General Corporations Law, any resolutions not adopted in a Meeting, by the unanimous vote of the Shareholders with voting rights, or of the special series of shares in question, respectively, shall be, for all legal effects, valid as if adopted in a General or Special Meeting, provided that the shareholders ratify them in writing.

NINETEENTH.  Evidence of Ownership. Only the persons registered as shareholders in the Shareholders’ Registry Book, as well as those who submit certificates issued by S.D. Indeval Securities Deposit Institution, S.A. de C.V. (S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V.), or any other securities deposit institution, complemented with the depositaries lists of such institution, shall have the right to appear or be represented at the Shareholders’ Meetings, for which the provisions of the General Corporations Law shall be applicable. The members of the Company’s Board of Directors may not represent any shareholder at the Company’s Shareholders’ Meetings. Shareholders may be represented at the Meetings by the person or persons designated for such purpose by means of a power of attorney granted in the Company’s form. Such form shall comply with the requirements set forth in Article 49 (forty-nine), Section III, of the Securities Market Law (Ley del Mercado de Valores), and made available through the stock exchange intermediaries or at the offices of the Company, at least 15 (fifteen) days prior to the date in which the Meeting shall be held. The Secretary shall verify this is complied with, and inform the Shareholders’ Meeting, stating it in the Minute of the Meeting.

In order to attend the relevant Special or General Shareholders’ Meeting, each shareholder shall evidence, in a manner satisfactory to the Secretary of the Board Directors, that it is not under the situations that require the approval of the Board of Directors or the Shareholders’ Meeting referred in Clause Eight hereof.

TEWNTIETH.  Minutes. Minutes shall be prepared by the Secretary, transcribed in the corresponding book and signed by the Chairman and the Secretary.

TWENTY-FIRST.  Chairman and Secretary.  Shareholders’ Meetings shall be presided by the Chairman of the Board of Directors and when absent, by the person designated by the majority vote of the shareholders.

The Secretary of the Shareholders’ Meetings shall be the Secretary of the Board of Directors, and when absent, the person designated by the majority vote of the shareholders. The Chairman shall appoint 2 (two) examiners within the shareholders, representatives or guests attending the Meetings, to count the number of shares represented at the Meeting, determine if the necessary quorum  has been reached, and count the number of votes casted.

TWENTY-SECOND.  (a)  General Ordinary Meetings. General Ordinary Shareholders’ Meetings shall be held at least once a year within the first 4 (four) months following the closing of each fiscal year, in order to discuss the issues set forth in the corresponding Agenda, as well as any of the following matters:

(i)	Discuss, approve or modify, and resolve any matters arising in connection with the reports of the Chief Executive Officer and the Board of Directors, regarding the Company’s financial situation and other accounting documents as set forth in Article 172 (one hundred and seventy-two) of the General Corporations Law and the Securities Market Law (Ley del Mercado de Valores).

(ii)	Discuss, approve or modify the reports of the Chairmen of the Audit and Corporate Governance Committees.

(iii)	Discuss, approve or modify the report rendered by the Chief Executive Officer pursuant to Article 44 (forty-four), Section XI, of the Securities Market Law (Ley del Mercado de Valores).

(iv)	Discuss, approve or modify the report of the Board of Directors submitted in terms of Article 172 (one hundred and seventy-two) subsection b), of the General Corporations Law.

(v)	Hear the opinion of the Board of Directors in connection with the content of the report rendered by the Chief Executive Officer.

(vi)	Decide on the use of the Company’s profit, if any.

(vii)	Appoint the members of the Board of Directors, Secretary, and their alternates, if any, the members of the Committees and appoint or remove the Chairmen of the Audit and Corporate Governance Committees.

(viii)	If applicable, set the maximum amount of resources that may be destined to repurchase the Company’s shares.

(ix)	Approve any transactions intended by the Company or the companies under its control, that in a fiscal year represent 20% (twenty percent) or more of the Company’s consolidated assets, based upon figures of the immediately preceding quarter, regardless of how they are to be executed, whether jointly or subsequently, but that by their characteristics may be considered one single transaction. The holders of shares with voting rights may vote at such Meetings, regardless of whether their voting rights are limited or restricted.

(x)	Evaluate the independence of independent Directors.

      (b)  General Extraordinary Shareholders’ Meetings.  General Extraordinary Shareholders’ Meetings shall be held in order to discuss any of the matters referred to in Article 182 (one hundred and eighty-two) of the General Corporations Law. Also, any of the following matters shall be discussed in General Extraordinary Shareholders’ Meetings:

(i)	Redemption of shares issued by the Company with distributable profits, as well as the issuance of beneficial shares (acciones de goce), limited voting, preferred or any other kind of shares other than common shares.

(ii)	Cancellation of registration of shares of the Company or any certificates representing thereof in the National Securities Registry.

(iii)	Capital increases in terms of Article 53 (fifty-three) of the Securities Market Law (Ley del Mercado de Valores).

(iv)	Any other matters that require a special quorum under applicable laws or these By-Laws.

TWENTY-THIRD.  Quorum and Ordinary Meetings’ Resolutions.  The General Ordinary Shareholders Meeting shall be legally convened by virtue of a first call, if the attending shareholders represent at least 51% (fifty-one percent) of the outstanding voting shares of the Company, and its resolutions shall be valid when adopted by the vote of the majority of the present voting shares. In the event of a second or subsequent call, the Ordinary Shareholders’ Meeting shall be legally convened if the attending shareholders represent at least 51% (fifty one percent) of the outstanding voting shares of the Company, and its resolutions shall be valid when adopted by the vote of the majority of the present voting shares.

TWENTY-FOURTH.  Quorum and Extraordinary Meetings’ Resolutions.  The General Extraordinary Shareholders Meeting shall be legally convened by virtue of a first call, if the attending shareholders represent at least 75% (seventy-five percent) of the outstanding voting shares of the Company, and its resolutions shall be valid when adopted by the vote of the shares representing the majority of the Company’s capital stock, for the case set forth in Clause Eighth subsection (b), and the affirmative vote of the shares representing 90% (ninety percent) of the Company’s capital stock shall be required at all times. In the event of a second or subsequent call, the Extraordinary Shareholders’ Meeting shall be legally convened if the attending shareholders represent at least 51% (fifty one percent) of the outstanding voting shares of the Company, and its resolutions shall be valid when adopted by the vote of the shares representing the majority of the Company’s capital stock.

TWENTY-FIFTH. Minority Rights.

(a) Postponement. Pursuant to Article 50 (fifty) Section III of the Securities Market Law (Ley del Mercado de Valores) the holders of voting shares, including limited or restricted voting shares, that represent 10% (ten percent) or more of the voting shares, including limited or restricted voting shares represented at an Ordinary or Extraordinary General Shareholders’ Meeting may, for one single occasion, present a motion to adjourn the Meeting for 3 (three) calendar days and without requiring a new call, in order to vote certain matters in respect of which they consider not enough information has been provided, in which case the percentage referred to in Article 199 of the General Corporations Law shall not apply.

(b)  Opposition Right. The holders of voting shares, including limited or restricted voting shares, that represent at least twenty percent (20%) of the capital stock may judicially contest the resolutions adopted by the General Meetings in connection with matters in respect of which they are entitled to vote, in which case the percentage referred to in Article 201 (two hundred and one) of the General Corporations Law shall not apply.

(c)  Liability Actions against Directors.  The holders of voting shares, including limited or restricted voting shares, that represent 5% (five percent) or more of the capital stock of the Company, whether individually or jointly, shall be entitled to bring liability actions against any Directors, the Chief Executive Officer or any relevant officer for any breach to the duties of loyalty and care owed to the Company or any legal entity controlled by it and over which it has significant influence.

TWENTY-SIXTH.  Special Meetings. The same rules set forth in Clause Twenty-Fourth above for General Extraordinary Shareholders’ Meetings shall be applicable to Special Meetings, but referred to the special category of relevant shares.

CHAPTER IV

MANAGEMENT AND SURVEILLANCE OF THE COMPANY

TWENTY-SEVENTH.  Board of Directors.  The management of the business and assets of the Company shall be entrusted to a Board of Directors and a Chief Executive Officer. The Board of Directors shall be composed of no more that 21 (twenty one) members,  as determined by the Shareholders’ Meeting, provided that at least 25% (twenty five percent) shall be independent, pursuant to Articles 24 (twenty four) and 26 (twenty six) of the Securities Market Law (Ley del Mercado de Valores). An alternate may be appointed for each director, provided that alternates of independent Directors shall also be independent.

Any shareholder or Group of shareholders that represents at least 10% (ten percent) of the voting shares, including limited and restricted voting shares, shall have the right to appoint and revoke one Director and its alternate. Such appointment may only be revoked by the other shareholders when the appointment of the rest of the Directors is also revoked, case in which the persons being replaced may not be appointed directors within the 12 (twelve) months immediately following the date of revocation.

The General Ordinary or Special Shareholders Meeting, respectively, shall appoint or elect the members of the Board of Directors by the vote of the majority of the Holders of voting shares of the capital stock present at any such Meeting.

Independent Directors shall be those persons selected for their experience, capacity, and professional prestige that comply with the requirements set forth in Article 26 (twenty-six) of the Securities Market Law (Ley del Mercado de Valores) and the general regulations issued by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

The General Ordinary Shareholders Meeting shall be responsible of evaluating the independence of the Directors. The National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), hearing the opinion of the Company and the Director in question, may object to the independence of the members of the Board of Directors within the 30 (thirty) days following the notification made by the Company, when there are elements that demonstrate their lack of independence.

TWENTY-EIGHTH.  Requirements of the Directors.  The members of the Board of Directors may or may not be shareholders; they shall hold office for 1 (one) year, and until 30 (thirty) days after, when an alternate has not been appointed or the one appointed has not taken possession, and they shall not be subject to the provisions of Article 154 (one hundred and fifty-four) of the General Corporations Law.

The Board of Directors may appoint provisional Directors without the intervention of the Shareholders’ Meeting in those cases in which the term for appointing the Director has expired or in the case provided for in Article 155 (one hundred and fifty-five) of the General Corporations Law. The Shareholders’ Meeting shall ratify those appointments or shall appoint substitute Directors in the following Meeting.

TWENTY-NINTH.  Chairman and Secretary of the Board of Directors.  The Chairman of the Board of Directors shall be designated by the General Ordinary Shareholders’ Meeting. When no express designation has been made by the Shareholders’ Meeting, the Board of Directors, on its first meeting held immediately after the Shareholders’ Meeting in which it was appointed, shall name a Chairman and its alternate from within its members.

When no express designation has been made by the General Ordinary Shareholders’ Meeting, the Board of Directors shall designate a Secretary that shall not be a member of the Board, who shall be bound by the obligations and responsibilities set forth in the Securities Market Law (Ley del Mercado de Valores) and these By-Laws. Also, the Board of Directors shall appoint the persons that shall occupy the rest of the charges within the Board, created for the improvement in the performance of its functions. Temporary or definite absences in the Board of Directors shall be covered by the respective alternates of the missing Directors.

The Chairman of the Board of Directors shall be Mexican, and shall preside the Meetings of the Board of Directors and, when absent, such Meetings shall be presided by one of the members who has been designated by the vote of the majority of the other Directors present, and shall be in charge of complying with and executing the resolutions of the Shareholders’ Meetings and of the Board of Directors with no need of special resolution adopted for such purpose. He shall preside the Shareholders’ Meetings.

The Chairman of the Board of Directors shall be the Delegate Director. As such, he shall comply with the resolutions of the Shareholders’ Meetings and of those of the Board of Directors, with no need of special resolution adopted for such purpose, and, solely by its designation he shall have the authorities conferred upon the Board of Directors by these By-Laws, except for those that pursuant to applicable law may only be executed by the Board of Directors.

Any copies or certificates of the Minutes of the Meetings of the Board of Directors, as well as the entries made in the corporate books and registries and, generally, of any document of the Company’s archive, may be authorized and certified by the Secretary of the Board of Directors or his alternate, who shall be permanent delegates to appear before the notary public of their choice to formalize the minutes of the Meetings of the Board of Directors and of the Shareholders’ Meetings, as well as to grant powers of attorney on behalf of the Board of Directors. The Secretary of the Board of Directors or his alternate shall prepare and include in the Company’s books the Minutes of the Shareholders’ Meetings and of those of the Board of Directors, the Audit, and Corporate Governance Committees, and to issue any certifications in connection thereof, and of any appointments, signatures, and capacities of the Company’s officers.

The Board of Directors shall meet at least 4 (four) times each fiscal year.

THTIRTIETH.  Calls.  The calls for the meetings of the Board of Directors shall be sent by mail, fax or courier to the domicile of the members of the Board of Directors at least 5 (five) days prior to the date of the meeting (and no later that 3 (three) Business days before in case of special or urgent meetings), and evidencing the delivery of any such call. Calls shall contain the Agenda of the meeting and indicate the place, date and hour of the meeting.

The Chairmen of the Board of Directors, and the Audit and Corporate Governance Committees, or the Secretary of the Board of Directors, or 25% (twenty five percent) of the Directors of the Company may call a meeting of the Board of Directors.

The external auditor of the Company may be invited to the meetings of the Board of Directors as guest with voice but no voting rights, and shall abstain to be present in the discussion of those items of the Agenda that may pose a conflict of interest or that may compromise his independence.

The Minutes of the meetings of the Board of Directors shall be authorized by those who acted as Chairman and Secretary of the meeting and shall be registered in a book destined for this purpose.

Resolutions may be adopted without holding a meeting of the Board of Directors by the unanimous vote of its members, and such resolutions shall, for all legal effects, be as valid as those adopted in a meeting, as long as they are ratified in writing. The document containing such resolutions shall be sent to the Secretary of the Board of Directors who shall transcribe the resolutions into the corresponding book, and shall indicate that the resolutions were adopted pursuant to these By-Laws.

THIRTY-FIRST.  Quorum and Resolutions Adopted by the Board of Directors.  Except as otherwise required by these By-laws, the meetings of the Board of Directors shall be valid, when the majority of its members attend the meeting, and their resolutions shall be valid, when adopted by the majority of votes of its members present and constituting quorum.  In case of a tie, the Chairman of the Board of Directors shall not have a tie-breaking vote.  If at 2 (two) different meetings of the Board of Directors, a decision may not be taken because of a tie vote, then the relevant matter shall be submitted to the General Extraordinary Shareholders’ Meeting for consideration and vote, as set forth in these By-laws.

The meetings of the Board of Directors shall be held at the Company’s corporate domicile, or in any other place that the Board of Directors deems convenient.

THIRTY-SECOND.  Powers and Duties.  The Board of Directors shall be the company’s attorney-in-fact, with powers to carry out, in the name and on behalf of the Company, all the acts not reserved by law or by these By-Laws to the Shareholders’ Meeting.  The Board of directors shall have, without limitation, the following powers:

(a) general power for lawsuits and collections with all general and special Powers that require a special clause as provided by Law, without limitation, pursuant to the first paragraph of Article 2554 (two thousand five hundred and fifty-four) of the Federal Civil Code and its correlative articles of the Civil Codes of all the States of Mexico and the Federal District with all the general and special powers that according to the law require a special clause, including the powers of article two thousand five hundred and eighty-seven of the Federal Civil Code, the Civil Code for the Federal District (today Mexico City) and its correlatives of each one of the Civil Codes of the federative entities of the United Mexican States, having, in an enunciative but not limited way, the following authorities: to exercise all kinds of rights and actions in the name and representation of the Company before any authorities of the Federation, of the States, the Federal District (today Mexico City) and the Municipalities in the Mexican Republic, whether in voluntary, contentious or mixed jurisdiction, or in the case of civil, judicial, administrative, criminal, fiscal or labor authorities, be they Conciliation Boards, Conciliation and Arbitration Boards, Arbitration Courts, Judicial or Administrative Courts, local or federal; answer demands and continue the procedures in all instances until their completion, oppose exceptions and counterclaims; submit to any jurisdiction; articulate and absolve positions; to challenge magistrates, judges, secretaries, experts and other persons recusable in law; withdraw from the main issue, from its incidents, from any appeal and including the amparo, which may be promoted as many times as they deem appropriate; compromise; engage in referees; take all kinds of tests; recognize signatures and documents, challenge them and condemn them as false; attend meetings, proceedings and auctions; make positions, bids and obtain for the Company adjudication of all kinds of goods and/or rights in favor of the Company; receive payments, grant receipts and removals or cancellations; formulate accusations, and complaints; reconcile and sign the relevant agreement before the competent judge, in the case of oral proceedings in civil, commercial, criminal or any other matter; represent the Company in any criminal process in the broadest terms of the National Code of Criminal Procedures; grant forgiveness and become a party to criminal cases or assist the Public Prosecutor, causes in which they may exercise the broadest powers that the case requires, including the authority to present evidence in criminal proceedings in accordance with article nine of the Code of Criminal Procedures of the Federal District (today Mexico City) and its correlatives of the Codes of Criminal Procedures of the other federal entities of the United Mexican States, counting for this purpose with all the general and special powers that in accordance with the Codes of Criminal Procedures of the federal entities of the United Mexican States, as well as the National Code of Criminal Procedures, counting for this purpose with all the general and special powers that in accordance with the National Code of Criminal Procedures, and the Codes of Criminal Procedures of the federal entities of the States Mexican States or the Penal Codes of the entities Federal authorities of the United Mexican States or the Federal Penal Code require a special clause to file complaints and/or complaints;

(b)  general power for acts of administration and ownership pursuant to the second and third paragraphs of Article 2554 (two thousand five hundred and fifty-four) of the Federal Civil Code and the correlative articles for the Civil Codes of all the States of Mexico and the Federal District;

(c)  power to designate and remove, the Chief Executive Officer, in terms of paragraph (4) subsection (l) of this Clause Thirty-Second, any other Officers, General or Special Managers, as well as any other officers, attorneys-in-fact, agents and employees of the Company; determine their powers, obligations, work conditions, and salaries, provided that the approval of the Chief Executive Officer’s compensation shall be made annually considering compensations of comparable officers in the market;

(d)  issue, subscribe, accept, endorse, guarantee, and in any other way negotiate with all kinds of credit instruments, in terms of Article 9 (nine) of the General Law of Credit Instruments and Transactions;

(e)  Open and cancel bank accounts or with any financial intermediary, in any jurisdiction and pursuant to any legal provisions applicable, as well as to make deposits and draw against such accounts, and designate the persons that may draw against them and their specific powers;

(f)  Call General Ordinary, Extraordinary or Special Shareholders’ Meetings and execute its resolutions;

(g)  Formulate internal labor rules;

(h)  Establish offices and branches of the Company, as well as to establish corporate, fiscal, and conventional domiciles anywhere in Mexico or abroad;

(i)  Establish general strategies for conducting the Company’s business and that of the legal entities controlled by it;

(j)  Supervise the performance of the Company and the legal entities controlled by it, considering the relevance they have in the financial, administrative, and legal situation of the Company; as well as the performance of relevant officers;

(k)  Create any special committees it deems necessary and designate the members of the Board of Directors that shall be part of such Committees (except for the designation and ratification of the Chairmen of the Audit and Corporate Governance Committees, who shall be appointed by the Shareholders’ Meeting in accordance with these By-laws, and the applicable law);

(l)   approve, with the opinion of the competent Committee:

(1)   The policies and guidelines for the use and enjoyment by related parties of the assets of the Company and the legal entities controlled by it;

(2)   Each individual transaction with related parties that the Company or the legal entities controlled by it intend to carry out. No approval of the Board of Directors shall be required in carrying out the following transactions, if in conformity with the policies and guidelines established by the Board of Directors.

(A) Transactions that are not material to the Company or the legal entities controlled by it, based on the amount thereof.

(B) Transactions carried out by the Company and the legal entities controlled by it, or in which it has a significant influence, or among any of them, provided that the same are:

(i) carried out in the ordinary course of business and on an arms- length basis; or

(ii) backed-up by valuations made by specialist third-party agents.

(C) Transactions carried out with employees, provided that they are subject to the same conditions applicable to any customer or client or as a result of general labor practices.

(3)   Transactions carried out simultaneously or subsequently by the Company or the legal entities controlled by it within the same fiscal year that may be considered as one and the same transaction, based on the characteristics thereof, if they are unusual or their amount represent, based on the figures corresponding to the closing of the immediately preceding fiscal year, in any of the following events:

(A) The acquisition or sale of assets with a value equal to or higher than 5% (five percent) of the consolidated assets of the Company; or

(B) The granting of guarantees or securities or the assumption of liabilities in an amount equal to or higher than 5% (five percent) of the consolidated assets of the Company.

Investments in debt securities or banking instruments are excluded, provided that they are made in conformity with the policies approved by the Board of Directors in that regard;

(4)   Designation and, as the case may be, removal of the Chief Executive Officer of the Company, his integral compensation, and the policies for designating and compensating other relevant officers;

(5)   The policies for the granting of credits or loans, or any type of financing and guarantees or securities to related parties;

(6)   Waivers for the directors, relevant officers or head officers to enable them to take advantage of business opportunities in favor of them or third parties, that correspond to the Company or the legal entities controlled by the Company or in which the Company has a significant influence. Waivers for transactions in amounts lower than the amount referred to in paragraph (3) above may be delegated to the Audit or Corporate Governance Committees;

(7)   Guidelines regulating internal controls and audits of the Company and the legal entities controlled by it;

(8)   Accounting policies of the Company, meeting the accounting principles recognized or issued by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) by means of general regulations or any other competent stock exchange authorities;

(9)   The financial statements of the Company;

(10)  The engagement of the legal entity designated by the audit committee to provide external audit services and, as applicable, additional or ancillary services related thereto;

In case the decisions of the Board of Directors are not compatible with the opinions of the corresponding Committee, the Committee shall instruct to the Chief Executive Officer to reveal such circumstance to the public, through the stock exchange in which the Company’s shares are traded, subject to the terms and conditions set forth in the internal rules of such stock exchange;

(m)  Submit to the General Shareholders’ Meeting held in connection with the closing of the fiscal year:

(1)   The report prepared by the Chief Executive Officer in accordance with Article 172 (one hundred and seventy two) of the General Corporations Law, except for that provided in subsection b), enclosing the report prepared by the external auditor;

(2)   The report of the Board of Directors referred to in Article 172 (one hundred seventy two) of the General Corporations Law, setting forth the main accounting and information policies and criteria followed in preparing the financial information;

(3)   The opinion of the Board of Directors on the content of the report prepared by the Chief Executive Officer;

(4)   Reports prepared by the chairmen of the Audit and Corporate Governance Committees;

(5)   A report on the operations and activities in which it participated in accordance with the Securities Market Law (Ley del Mercado de Valores);

(n)  Consider the main risks to which the Company and the legal entities controlled by it, as identified by the Committees, the Chief Executive Officer and the external auditor, as well as those risks that may affect the accounting systems, internal control and internal audits, records, files or information of the Company and its subsidiaries through the Audit Committee;

(o)  Approve the information and communication policies with the shareholders and the market, as well as with the directors and relevant officers;

(p)  Determine the corresponding actions in order to remedy any irregularities learned by it and implement the respective corrective actions;

(q)  Establish the terms and conditions to which the Chief Executive Officer shall be subject in exercising powers of attorney for acts of ownership;

(r)  Instruct the Chief Executive Officer to disclose to the public relevant events learned by it, without prejudice of the Chief Executive Officer’s obligation contained in Article 44 (forty-four), section V, of the Securities Market Law (Ley del Mercado de Valores);

(s)  Make decisions as to policies and guidelines for acquiring and trading Company-owned shares, issued pursuant to Article 53 (fifty-three) of the Securities Market Law (Ley del Mercado de Valores);

(t)  Appoint the person or persons in charge of carrying out any acquisitions or trading of shares authorized by the Shareholders’ Meeting, pursuant to Article 56 (fifty six) of the Securities Market Law (Ley del Mercado de Valores), as well as the terms and conditions for such acquisitions and trading, within the limits established in the Securities Market Law (Ley del Mercado de Valores) and by the Shareholders’ Meeting, and inform the Shareholders’ Meeting the result of the exercise of such attributions every fiscal year;

(u)  Appoint provisional Directors in accordance with and subject to the provisions of the Securities Market Law (Ley del Mercado de Valores);

(v)  Approve the terms and conditions of any judicial agreement to desist from any liability actions started against a Director for breach of the duties of loyalty and care;

(w)  Act before the labor unions with which collective bargaining agreements have been executed and in any and all collective conflicts; act before the workers individually, and for all matters related with individual conflicts, generally for all labor related matters and to act before the labor and social security authorities referred to in article 523 (five hundred and twenty three) of the Federal Labor Law; may as well appear before the Conciliation and Arbitration Labor Boards, whether federal or local; consequently shall represent the employer for purposes of Articles 11 (eleven), 46 (forty six) and 47 (forty seven) as well as the legal representation of the Corporation for purposes of evidencing the legal capacity and personality in proceedings or outside proceedings, in terms of Article 692 (six hundred and ninety two), sections II and III, they may appear to the hearing of the confessional proof, in terms of Article 787 (seven hundred and eighty seven) and 788 (seven hundred and eighty eight) of the Federal Labor Law, with the authority to take and answer depositions and hear the confessional proof in all of its parties; to designate conventional domiciles, to receive notices in terms of Article 866 (eight hundred and six), to appear with sufficient legal representation to the audience referred to in Article 873 (eight hundred and seventy three) in its three phases of conciliation, claim and exceptions and to the offering and admission of proofs in terms of Article 875 (eight hundred and seventy five), 876 (eight hundred and seventy six), sections I and VI, 877 (eight hundred and seventy seven), 878 (eight hundred and seventy eight), 879 (eight hundred and seventy nine) and 880 (eight hundred and eighty); to appear to the audience of proofs in terms of Articles 873 (eight hundred and seventy three) and 874 (eight hundred and seventy four), to propose conciliating arrangements, to enter into transactions, take all kinds of decisions, negotiate, subscribe and resign labor agreements, act as representatives of the Corporation with respect to and in connection with all kinds of actions or proceedings of a labor nature initiated before any authority.

(x)  To grant, revoke, and/or cancel general or special powers of attorney within the scope of its Powers, granting substitution and delegation of any such powers, except for in those powers reserved for the exclusive exercise of the Board of Directors pursuant to the law or these By-laws, reserving always the exercise of these powers,

(y) All others set forth in the Securities Market Law (Ley del Mercado de Valores) or in these By-Laws in accordance with such law.

The Board of Directors shall be responsible for executing the resolutions of the Shareholders’ Meetings, which it may do through the Audit Committee.

THIRTY THIRD.  Board Committees. If so agreed by the Board of Directors, as intermediate management bodies, one or more committees may be established in addition to the Audit and the Corporate Governance Committees, each one of them composed by an odd number of proprietary members and alternate members appointed by the Board of Directors from among its proprietary directors or alternates.

The Audit and Corporate Governance Committees as well as the other committees shall always act as a collegiate body.

The Committee members appointed pursuant to this Article shall remain in office 1 (one) year, but in any case they shall remain in office until the person appointed to replace them takes possession; they  may be reelected or removed from their appointment at any time and shall receive the compensations determined by the General Ordinary Shareholders’ Meeting. The appointment of any member shall be deemed as revoked at the moment in which it ceases to be a director.

The Audit and Corporate Governance Committees, and any other committee established under this Clause, shall meet as many times and with the periodicity determined by each committee in the first or the last meeting held during each fiscal year (in the last case, regarding the schedule of the meetings to be held in the subsequent fiscal year), without having to call its members to each meeting if it was previously scheduled according to the meetings schedule approved by the Committee. Each Committee shall meet when so determined by the Chairman of such Committee, the Secretary of the Board of Directors or any of its proprietary members, prior notice with 3 (three) days in advance, to all the proprietary members of the Committee and the required alternates. The external auditor of the Company may be called to the meetings of the Committees as a guest with voice but no voting rights.

The call to any Committee meeting shall be sent by mail, telegram, fax, courier or any other means which ensure that the members of the Committee receive said notice with at least 3 (three) days in advance. The call may be signed by the Chairman of the Committee, the Secretary of the Board of Directors, who shall act in such capacity at the Committee or by the person making the call. The Committees may meet at any time without prior notice if all of the proprietary members are present.

The assistance of the majority of its members is required to consider the meetings of the Committees legally convened, and the resolutions shall be approved by the affirmative vote of majority of the members of the Committee.

The committees created under this Article shall have the powers expressly granted to them by the Board of Directors. The powers, in no case shall include those reserved by law or by these By-Laws to the General Shareholders’ Meeting or the Board of Directors, the Audit or the Corporate Governance Committees.

None of the Committees may delegate its powers to any person, but may appoint delegates to carry out its resolutions. The Chairman of each Committee shall be empowered to execute them individually without specific authorization. Each Committee established under this Article shall annually inform the Board of Directors of the activities undertaken, or, when it deems that relevant facts or events arise for the Company. A minute to be transcribed in a special book shall be prepared for each meeting of the Committee. The assistance of the members of the Committee and the resolutions adopted shall be included in the minute which shall be signed by those who acted as Chairman and Secretary.

THIRTY FOURTH.  Responsibility of the Directors and Members of Committees, and Safe-Harbor.

(a) Duty of Care. The directors or members of any Committee shall in all cases discharge their capacity in accordance with their duty of care obligations as stipulated by Articles 30 (thirty) and subsequent of the Securities Market Law (Ley del Mercado de Valores).

For such purposes, the director or member of any Committee shall have the right to request, at any time and on the terms they see fit, information directly from the officers of the Company or any other company under its control.

In accordance with the Securities Market Law (Ley del Mercado de Valores) and the general regulations issued by the National Banking and Securities Commission, the breach by the directors of their duty of care, when the offending director has acted with willful misconduct, bad faith, gross negligence or against the law, shall make such director or any member of a Committee jointly and severally responsible with any other offending directors or members of such Committee, for any damages and losses incurred by the Company, that shall be limited to direct losses and damages and not consequential or punitive damages caused to the Company or such Committee.

(b) Duty of Loyalty. The directors or members of any Committee shall in all cases discharge their capacity in accordance with their duty of loyalty obligations as stipulated by Articles 34 (thirty four) and subsequent of the Securities Market Law (Ley del Mercado de Valores).

The Directors, members of Committees, and the Secretary, whenever having a conflict of interest, shall refrain from participating in any such matters and shall not be present in the deliberation or voting of such matter, without such absence affecting the quorum required for the validity of the board meeting or such Committee.

The Directors shall be jointly and severally liable with the offending directors previously in office for any existing wrongdoings if, reasonably promptly upon learning of such wrongdoings, such directors do not communicate them to the Audit Committee and the auditor of the Company. Additionally, the directors shall inform the Audit Committee and the auditor of the Company of any wrongdoings they know related to the Company or with the entities under control of the Company or with the entities that the Company may have significant influence that may arise during the discharge of their duties.

Under the Securities Market Law (Ley del Mercado de Valores), specifically Articles 34 (thirty four) to 37 (thirty seven), as well as under the general regulations issued by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), the breach by any director, any member of a Committee or the Secretary of their duty of loyalty, shall make such director, member or Secretary of the board, jointly and severally liable, with the other offending directors, members of the Committee or with the offending Secretary of the board, for any damages and losses caused to the Company, and in all cases such offending directors or Secretary of the board shall be removed from their duties.

(c) Claims for Responsibility. Any responsibility resulting from the breach of the duty of care or the duty of loyalty shall be solely for the benefit of the Company or for the entity controlling the Company, and may be brought by the Company or by any shareholders or group of shareholders representing at least five percent (5%) of any outstanding shares of the Company. The party that brought the claim may only settle the amount of the indemnity of the damages and losses of such claim if the Board of Directors has previously approved the corresponding court approved agreement.

(d) Safe-harbor rules. The directors or members of any Committee shall not be liable for the liabilities specified above for the damages and losses incurred by the Company or to the entities under its control or the entities in which the Company has significant control when the corresponding director or member of the Committee acted in good faith and the safe-harbor exceptions referred to in Article 40 (forty) of the Securities Market Law (Ley del Mercado de Valores) are applicable to the case.

THIRTY FIFTH. Chief Executive Officer.  The duties of management and execution of the business of the Company and the entities it controls shall be responsibility of the Chief Executive Officer as stipulated by Article 44 (forty-four) of the Securities Market, subject to the strategies, policies and guidelines approved by the Board of Directors.

The Chief Executive Officer, in performing its duties, shall have the broadest powers for acts of administration and lawsuits and collections, including special powers that require a special clause pursuant to law, as well as any other authority granted by the Board of Directors. Regarding acts of ownership, it shall be subject to the provisions stipulated in Article 28 (twenty eight), section VIII, of the Securities Market Law.

The Chief Executive Officer, in performing its duties and activities, as well as for the compliance of its obligations, shall be assisted by the executive officers appointed for such purpose and any employee of the Company or of the entities it controls.

The Chief Executive Officer and the others relevant officers shall be subject to the liability set forth in Article 29 (twenty nine) of the Securities Market Law in their respective capacities, and they shall be liable for the damages and losses incurred in connection with their respective duties. Likewise, any safe-harbor limitations referred to in Articles 33 (thirty three) and 40 (forty) of the Securities Market Law (Ley del Mercado de Valores) shall be applied to them.

Additionally, the Chief Executive Officer and the other relevant officers shall respond for any damages and losses caused to the Company or to the entities under its control for (i) imputable lack of timely and diligent attention of any information request by the directors of the Company in each of their competencies, (ii) the production or disclosure of knowingly false or misleading information, (iii) any of the conduct referred to in Paragraphs III and IV to VII of Article 35 (thirty five), and Article 36 (thirty six) of the Securities Market Law (Ley del Mercado de Valores).

THIRTY SIXTH.  Surveillance.  The supervision of the management and execution of the business of the Company and the entities it controls shall be responsibility of the Board of Directors through the Corporate Governance and the Audit Committees, as well as of the legal entity conducting the outside audit.

The Corporate Governance Committee shall have a minimum of 3 (three) members, who shall be independent (which shall be disclosed to the public), shall be appointed by the Board of Directors after proposal of the Chairman of the Board of Directors, except for the Chairman, who shall be appointed and / or removed from office exclusively by the General Shareholders’ Meeting, and shall have the characteristics stipulated in Article 43 (forty-three) of the Securities Market Law (Ley del Mercado de Valores).

The Audit Committee shall have a minimum of 3 (three) members who shall be independent (which shall be disclosed to the public), shall be appointed by the Board of Directors, except for the Chairman who shall be appointed and / or removed from office exclusively by the General Shareholders’ Meeting, and shall have the characteristics stipulated in Article 43 (forty-three) of the Securities Market Law (Ley del Mercado de Valores).

The Chairman of the Audit Committee and the Chairman of the Corporate Governance Committee shall deliver an annual report in accordance with the terms of Article 43 (forty-three) of the Securities Law Market.

(a) Corporate Governance Committee. The Corporate Governance Committee shall have the duties referred to in Article 42 (forty two), Section I of the Securities Market Law (Ley del Mercado de Valores) and the general regulations that for such purpose issued the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

(b) Audit Committee. The Audit Committee shall have the duties referred to in Article 42 (forty two), Section II of the Securities Market Law (Ley del Mercado de Valores) and the provisions of the general regulations that for such purpose issued the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

THIRTY SEVENTH. Guarantee. The directors, the members of the Audit and the Corporate Governance Committees, or any other Committee, the Secretary of the Board of Directors, or their respective alternates, the directors or managers shall not have the obligation to provide any kind of security for the fulfillment of the responsibilities in which they may incur in the performance of their duties, unless the Shareholders' Meeting which appointed them establishes such obligation.

THIRTY EIGHT.  Indemnity.  The Company agrees to indemnify and hold harmless the proprietary directors and their alternates, the officers of the Board of Directors, of the Audit, of the Corporate Governance Committees, of any Committee created by the Company, the Secretary, the Deputy Secretary of the Board of Directors, the Chief Executive Officer and other relevant directors, with respect to the performance of their duties, such as any claim, demand, proceeding or investigation which starts in Mexico or in any of the countries in which are registered or listed the shares of the Company, other securities based on such shares or other fixed or variable rate securities issued by the Company or in any jurisdiction where the Company or the entities it controls operate, in which such persons may be a party in their capacity as members of such bodies, or alternates, and officers, including the payment of any damage or loss that may have been caused and the amounts necessary to reach, if deemed appropriate, a transaction, and all the fees and expenses of legal counsels and other advisors who look after the interests of the persons in such mentioned cases, provided that the Board of Directors shall be the body empowered to determine in the above cases, if it considers appropriate to receive the services of legal counsels and other advisors than those who are advising the Company in the relevant case. This indemnity shall not apply if such claims, demands, proceedings or investigations resulting from gross negligence or bad faith of the relevant indemnified party.

CHAPTER V

FISCAL YEAR AND FINANCIAL INFORMATION

THIRTY NINTH.  Fiscal year.  The fiscal year of the Company shall run with the calendar year.  If the Company is liquidated or merged, its fiscal year shall terminate in advance on the date of liquidation or merger.

FORTIETH.  Financial Information.  Within the first four months of each fiscal year, the Chief Executive Officer and the Board of Directors shall prepare the following financial information and any other documentation necessary pursuant to provisions of the applicable law, within its respective powers, pursuant to the provisions of this By-Laws and the Securities Market Law (Ley del Mercado de Valores), which shall be delivered to the Shareholders’ Meeting by the Board of Directors:

(a) A report on the progress of the Company and its main subsidiaries during the fiscal year, and on the policies followed by the Board of Directors and, if any, on the major existing projects;

(b) A report stating and explaining the main policies and accounting and information criteria for the preparation of the financial information;

(c) A statement showing the financial position of the Company at the end of the year;

(d) A statement showing duly explained and classified, the results of the Company during the fiscal year;

(e) A statement showing the changes in the financial position of the Company during the fiscal year;

(f) A statement showing the changes in the items conforming the estate of the Company during the fiscal year; and

(g) Any necessary notes to supplement and clarify the information provided by the previous statements.

CHAPTER VI

PROFITS AND LOSSES

FORTY FIRST.  Profits.  The net profits of each fiscal year, pursuant to the financial statements, once the necessary amounts are separated (i) for the payment of taxes, (ii) pursuant to applicable law, and (iii) if applicable, for the payment of the losses of previous years, shall be applied as follows:

(a) 5% (five percent) to constitute, increase, or, if applicable, reconstitute the legal reserve until such reserve reaches an amount equal to 20% (twenty percent) of the paid capital stock;

(b) the amounts determined by the Shareholders' Meeting shall be separated to create or increase the general or special reserve funds;

(c) the amount that the Meeting establishes for the acquisition of its own shares pursuant to the applicable law and these By-Laws; and

(d) the remaining profit shall be applied as determined by the Shareholders’ Meeting, including, if applicable, the distribution of a dividend among the shareholders in proportion to the shares they hold.

FORTY SECOND.  Losses.  The losses, if any, shall be borne by all the shareholders, in proportion to the number of Shares, and up to the amount paid by them.

CHAPTER VII

DISSOLUTION AND LIQUIDATION

      FORTY THIRD.  Dissolution The Company shall be dissolved in the cases set forth in Article 229 (two hundred and twenty-nine) of the General Corporations Law.

      FORTY FOURTH.  Liquidation.  Upon dissolution, the Company shall be placed in liquidation. The General Extraordinary Shareholders’ Meeting shall appoint a liquidator or liquidators, who shall have the authorities established in the General Corporations Law or the authorities determined by the Shareholders’ Meeting which appointed them.

      FORTY FIFTH.  Liquidation Bases. The liquidator or the liquidators shall carry out the liquidation pursuant to the bases, if applicable, that the Meeting established, or, pursuant to the following general bases and to the provision of the relevant chapter of the General Corporations Law:

      (a) terminate the pending business in the most convenient manner;

      (b) collection of credits and payment of debts of the Company;

      (c) sale of the assets of the Company;

      (d) preparation of the final liquidation balance sheet; and

(e) distribution of the balance, if any, among the shareholders, proportionally to their shares and to the payment made with respect to each Share, one the final liquidation balance sheet is approved.

During the liquidation, the Shareholders’ Meeting shall meet as provided in these By-Laws, and the liquidator or the liquidators shall perform duties similar to those corresponding to the Board of Directors of the Company, and the Audit and Corporate Governance Committees shall continue performing, with respect to the liquidator or the liquidators, the same duties with respect to the Board of Directors.

CHAPTER VIII

APPLICABLE LAW AND JURISDICTION

FORTY SIXTH. Applicable Law. For everything that is not expressly provided in these By-Laws, shall be applicable the provisions of the General Corporations Law, the Securities Market Law (Ley del Mercado de Valores), the general regulations issued by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) and other applicable law.

FORTH SEVENTH. Jurisdiction. Each and every conflict, dispute or disagreement arising between 2 (two) or more Shareholders o between any of them and the Company, arising from these By-Laws or in connection thereto, shall be resolved by the competent courts sitting in the city of Mexico, Federal District, United Mexican States, and the parties expressly submit themselves to the jurisdiction of such competent courts, waiving any other jurisdiction to which they may be entitled by reason of their present or future domiciles.